Exhibit 99.1

Enova Announces $150 Million Expansion of Share Repurchase Program

CHICAGO, November 4, 2021 /PRNewswire/ -- Enova International (NYSE: ENVA), a leading financial technology company powered by machine learning and artificial intelligence, today announced that its Board of Directors has authorized a share repurchase plan for up to $150 million of its common stock. This new program will be in place until December 31, 2022. The existing $50 million repurchase program will terminate and be replaced by this new program. Through November 3, 2021, Enova had repurchased $23 million in common stock under the existing program.

"The significant expansion in our share repurchase program demonstrates our confidence in the continued strength of our business relative to our current valuation," said David Fisher, Enova's CEO. "Our strong balance sheet and liquidity position gives us the flexibility to deliver on our commitment to long-term shareholder value through both share repurchases and investment in our business to drive meaningful, sustainable and profitable growth."

Repurchases will be made in accordance with applicable securities laws from time to time in the open market, through privately negotiated transactions or otherwise. The share repurchase program does not obligate the Company to purchase any shares of its common stock. The authorization for the share repurchase program may be terminated, increased or decreased by the Company's Board of Directors in its discretion at any time.

About Enova

Enova International, Inc. (NYSE: ENVA) is a leading financial technology company providing online financial services through its artificial intelligence and machine learning powered lending platform. Enova serves the needs of non-prime consumers and small businesses, who are frequently underserved by traditional banks. Enova has provided more than 7 million customers with over $40 billion in loans and financing with market leading products that provide a path for them to improve their financial health. You can learn more about the company and its brands at www.enova.com.

SOURCE Enova International, Inc.

For further information:

Public Relations Contact:

Kaitlin Lowey

Email: media@enova.com

Investor Relations Contact:

Lindsay Savarese

Office: (212) 331-8417

Email: IR@enova.com

Monica Gould

Office: (212) 871-3927

Email: IR@enova.com

Cautionary Statement Concerning Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the business, financial condition and prospects of Enova. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova's senior management with respect to the business, financial condition and prospects of Enova as of the date of this release and are not guarantees of future performance. The actual results of Enova could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to Enova's business, including, without limitation, those risks and uncertainties indicated in Enova's filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words "believes," "estimates," "plans," "expects," "anticipates" and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.